Exhibit 99.1

Armstrong World Industries Names Christopher Calzaretta as Next
Chief Financial Officer

LANCASTER, Pa., June 14, 2022 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, today announced the appointment of Christopher P. Calzaretta to succeed Brian MacNeal as its next chief financial officer (CFO) effective Aug. 1, 2022.

As CFO, Calzaretta will oversee the company’s finance organization, including accounting and reporting, treasury, internal audit, tax and investor relations, and will report to Vic Grizzle, AWI president and chief executive officer.

“The success of our growth strategy relies on strong execution and commitment to value creation. With that in mind, I am delighted to elevate Chris as our next CFO,” said Grizzle. “Since joining AWI, Chris has demonstrated excellent leadership and has been a great cultural fit. He played a critical role throughout the pandemic, as we balanced the need to manage costs while also investing in our growth initiatives. I know he will be a great business partner given his deep knowledge of our strategy and track record of delivering positive results for the company.”

Calzaretta brings over 20 years of finance and public accounting experience to his new role of CFO. He joined AWI in 2018 as vice president of Finance, Americas where he has been responsible for business unit finance, corporate financial planning and analysis, manufacturing finance and accounting, as well as merger and acquisition integration teams. Prior to AWI, he spent 10 years at E.I. DuPont de Nemours and Company where he held finance and accounting roles of increasing responsibility. He additionally held various accounting and financial reporting roles at FMC Corporation, American Meter Company and Delta Airlines. He began his career in public accounting at Ernst and Young. Calzaretta graduated from Rutgers University with a Bachelor of Science in Accounting and earned an MBA from Villanova University. He is also a Certified Public Accountant.

AWI previously announced that MacNeal would be retiring in 2022. After Calzaretta assumes his new role as CFO, MacNeal will continue in an advisory role through Sept. 1, 2022, in order to support a smooth transition.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has nearly 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677